                                                                    EXHIBIT 12.1

                           ENCORE ACQUISITION COMPANY
        RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)

                                                              HISTORICAL                                  PRO FORMA
                                   -------------------------------------------------------------   -----------------------------
                                        NINE MONTHS ENDED                                           NINE MONTHS          YEAR
                                          SEPTEMBER 30,             YEAR ENDED DECEMBER 31,            ENDED            ENDED
                                   -------------------------  ---------------------------------     SEPTEMBER 30,    DECEMBER 31,
                                      2002        2001          2001         2000         1999          2002             2001
                                   ---------    --------      -------      -------      -------     -------------    ------------

Pretax earnings                      $42,099    $32,796       $33,396      $12,684      $ 4,264      $38,163          $26,485
                                     -------    -------       -------      -------      -------      -------          -------

Adjustments:
      Add fixed charges:

          Interest expense             7,836      4,865         6,041       10,490        4,037       11,772           12,952
          Interest capitalized            --         --            --           --           --           --               --
          Rental expense
            attributable
            to interest                  263        195           236          118           60          263              236
                                          --         --            --           --           --           --               --
                                     -------    -------       -------      -------      -------      -------          -------

          Total fixed charges          8,099      5,060         6,277       10,608        4,097       12,035           13,188
                                     -------    -------       -------      -------      -------      -------          -------

Deduct:
      Interest capitalized                --         --            --           --           --           --               --
                                     -------    -------       -------      -------      -------      -------          -------

          Total deductions                --         --            --           --           --           --               --
                                     -------    -------       -------      -------      -------      -------          -------

Adjusted earnings                    $50,198    $37,856       $39,673      $23,292      $ 8,361      $50,198          $39,673
                                     =======    =======       =======      =======      =======      =======          =======

Ratio of earnings to fixed charges      6.20       7.48          6.32         2.20         2.04         4.17             3.01
                                     =======    =======       =======      =======      =======      =======          =======